SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               AVON PRODUCTS, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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     4) Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                   [LOGO--AVON]

                                                                  March 25, 1998

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 7, 1998 in the Grand Salon at the Essex House, 160 Central Park South, New York City.

     The business and operations of Avon will be reviewed at the Annual Meeting. We hope that you will be able to attend.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares will be voted at the meeting.

                                           Sincerely yours,

                                           [LOGO]

                                           Chairman and Chief Executive Officer

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 1998 Annual Meeting of Shareholders of Avon Products, Inc. ("Avon") will be held in the Grand Salon at the Essex House, 160 Central Park South, New York, New York 10019, on Thursday, May 7, 1998 at 10:00 a.m. for the following purposes:

(1) To elect four (4) directors to three-year terms expiring in 2001; (2) To elect three (3) directors to two-year terms expiring in 2000;

(3) To act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as Avon's independent accountants for 1998;

(4)  To transact such other business as properly may come before the meeting.

     The Board of Directors has fixed the close of business on March 18, 1998 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.


                 PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE
                       ENCLOSED PROXY CARD IN THE ENCLOSED
                POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN
                          TO ATTEND THE ANNUAL MEETING.


                                                    Ward M. Miller, Jr.
                                                   Senior Vice President,
                                               General Counsel and Secretary

March 25, 1998
New York, New York

                               AVON PRODUCTS, INC.
                           1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105

                                 --------------

                                 PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Avon Products, Inc. ("Avon" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 7, 1998 in the Grand Salon at the Essex House, New York, New York 10019 and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about March 25, 1998 to the shareholders of record of Avon on the Record Date, as defined below (the "Shareholders").

     THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                             SHARES ENTITLED TO VOTE

     Proxies will be voted as specified by Shareholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the Shares represented thereby will be voted FOR election as directors of the nominees listed in this Proxy Statement, and FOR ratification of the appointment of Coopers & Lybrand L.L.P. as Avon's independent accountants for 1998. The submission of a signed proxy will not affect a Shareholder's right to attend, and to vote in person at, the Annual Meeting. Shareholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of Avon, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

     Only Shareholders of record as of the close of business on March 18, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 131,876,352 shares of Avon's common stock, par value $.25 per share ("Common Stock"), outstanding ("Shares"). Holders of Shares are entitled to vote cumulatively for the election of directors and to cast one vote per Share on all other matters.

     According to New York law, any corporate action taken at a shareholders meeting is based on the votes cast. "Votes cast" means the votes actually cast "for" or "against" a particular proposal, whether by signed proxy or in person. Therefore, under New York law, abstentions and broker non-votes are not considered in determining whether a proposal is approved by shareholders. Directors are elected by a plurality of the votes cast; shareholder approval of each other proposal to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

     In accordance with Company policy, all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept permanently confidential, except as may be required by law, for all matters other than contested elections. In addition, all proxy cards and other voting materials will be returned by shareholders to an independent vote tabulator, and the tabulation process and results of shareholder votes will be inspected by independent inspectors of election.

                    PROPOSALS 1 AND 2--ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Effective from and after the date of the Annual Meeting, the Board has fixed the number of directors at 13 with four directors in the class whose term expires in 2001 (the "Class of 2001"), five directors in the class whose term expires in 2000 (the "Class of 2000") and four directors in the class whose term expires in 1999 (the "Class of 1999"). Board members serve three-year terms unless otherwise specified. The terms of five current directors, Richard S. Barton, Edward T. Fogarty, Stanley C. Gault, George V. Grune and Charles R. Perrin will expire at the Annual Meeting. The terms of the other incumbent directors will continue until either the 1999 or year 2000 Annual Meeting. At the Annual Meeting, Shareholders will elect four members to the Class of 2001 and three members to the Class of 2000. The elections to the different classes will be conducted as two separate elections. PROPOSAL 1: The Board of Directors has nominated Richard
S. Barton, Edward T. Fogarty, George V. Grune and Charles R. Perrin for election to the Class of 2001 at the Annual Meeting, each to serve for a three-year term to expire at the Annual Meeting in 2001. PROPOSAL 2: The Board of Directors has nominated Stanley C. Gault, Andrea Jung and Susan J. Kropf for election to the Class of 2000, each to serve for a two-year term to expire at the Annual Meeting in 2000.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the Shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Richard S. Barton, Edward T. Fogarty, George V. Grune and Charles R. Perrin to the Class of 2001 and FOR the election of Stanley C. Gault, Andrea Jung and Susan J. Kropf to the Class of 2000. Each nominee of the Company has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable or decline to serve as a director.

     Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

     In voting for the election of directors, Shareholders are entitled to vote cumulatively. Each Shareholder is entitled to cast in each election the number of votes equal to the number of Shares held of record by such person, multiplied by the number of directors to be elected in such election. Because the election of directors to the Class of 2001 and the election of directors to the Class of 2000 are two separate elections, Shareholders are entitled to cumulate votes with respect to the election of directors to the Class of 2001, but they may not cumulate votes they are entitled to cast for the election of directors to the Class of 2001 with the votes they are entitled to cast for the election of directors to the Class of 2000, nor vice versa. In the election of four directors to the Class of 2001, Shareholders will be entitled, under cumulative voting, to a total of four votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as they see fit. Similarly, in the election of three directors to the Class of 2000, Shareholders will be entitled, under cumulative voting, to a total of three votes per Share held of record by them, and they may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as they see fit. Shareholders may (but need not) cumulate their votes in the election of directors by indicating the distribution of their votes among the nominees in the space provided on the enclosed proxy card. If votes are not so distributed on the proxy, the persons appointed therein may exercise the right to vote the Shares represented by such proxy cumulatively in such Class election and may distribute the votes represented by such proxy among one or more of the nominees listed below (or any substitute candidates) for such Class in any manner they see fit.

     Set forth below is certain information furnished to the Company by each nominee and each director continuing in office after the Annual Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

          NOMINEES FOR THE BOARD OF DIRECTORS FOR THREE-YEAR TERM EXPIRING 2001

               RICHARD S. BARTON
               Director of Avon since 1994    Age: 49

               Mr. Barton is the Chairman and Chief Executive Officer of Adatom Corporation, which sells name brand products through retail electronic stores. Mr. Barton was formerly President, United States Customer Operations of Xerox Corporation, which manufactures, markets and services document processing products and systems. He had been appointed to that position in October 1993 after two years as President, Chairman and Chief Executive Officer of Xerox Canada Inc. He had joined Xerox in 1971 and held a number of field and regional sales positions, becoming Executive Assistant to the President of Xerox in 1985 and later Vice President, Marketing Operations for the United States Marketing Group. Mr. Barton is a director of US Wireless Data, the American Management Association and U.S. Chamber of Commerce.


--------------------------------------------------------------------------------
               EDWARD T. FOGARTY
               Director of Avon since 1995    Age: 61

               Mr. Fogarty is the former Chairman of Tambrands, Inc., the manufacturer of Tampax tampons, and its Chief Executive Officer from May 1994 to September 1997. Previously, he was President, Colgate USA/Canada/Puerto Rico, for the Colgate-Palmolive Company from 1989-1994. From 1983-1989, he was Senior Vice President and General Manager, Consumer Products Division, at Corning Inc. Mr. Fogarty is a director of UST, Inc.

--------------------------------------------------------------------------------
               GEORGE V. GRUNE
               Director of Avon since 1991    Age: 68

               Mr. Grune has been Chairman and Chief Executive Officer and a director of The Reader's Digest Association, Inc. since August 11, 1997, having previously served in that position from 1984 to 1994. He had been with this global publishing and direct mail marketing company since 1960. Since 1994 he has also been Chairman of the Dewitt Wallace-Reader's Digest Fund and the Lila Wallace-Reader's Digest Fund. Mr. Grune is a director of Bestfoods, The Chase Manhattan Bank and Federated Department Stores, Inc. He is the Chairman Emeritus of the Boys & Girls Clubs of America, Inc.

--------------------------------------------------------------------------------

               CHARLES R. PERRIN
               Director of Avon since 1996   Age: 52

               Mr. Perrin was elected Vice Chairman and Chief Operating Officer of the Company effective January 5, 1998 and has been a member of the Board of Directors since May 1996. Mr. Perrin was Chairman of the Board and Chief Executive Officer of Duracell International, Inc., a manufacturer of batteries and related products from 1994 to December 1996. He joined Duracell in 1985, becoming President of Duracell North America in 1988 and President and Chief Operating Officer in 1992. Prior to 1985 he had held a series of sales, marketing and general management positions with Chesebrough Ponds, Inc., and previously was with General Foods Corporation. Mr. Perrin is a director of the New Israel Fund, Datahr Rehabilitation Institute, the Cosmetic, Toiletry and Fragrance Association and the World Wildlife Fund National Council.
================================================================================

             NOMINEES FOR THE BOARD OF DIRECTORS FOR TWO-YEAR TERM EXPIRING 2000

               STANLEY C. GAULT
               Director of Avon since 1985   Age: 72

               Mr. Gault is the former Chairman of the Board of The Goodyear Tire & Rubber Company, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chairman and Chief Executive Officer of that Company from 1991-1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1, 1980 to May 1, 1991. He also is a director of The Timken Company, H. Freelander and Wal-Mart Stores, Inc. He is a trustee and Chairman of the Board of The College of Wooster and a director of the National Association of Manufacturers.

--------------------------------------------------------------------------------
               ANDREA JUNG
               Director of Avon as of January 1998  Age 39

               Ms. Jung was elected President of the Company and a member of the Board of Directors effective January 5, 1998. She had been elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously she was Executive Vice President, Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the Zale Corporation, Donna Karan International, Inc., and the Fragrance Foundation, and a trustee of the Fashion Institute of Technology.

--------------------------------------------------------------------------------

               SUSAN J. KROPF
               Director of Avon as of January 1998  Age 49

               Mrs. Kropf was elected an Executive Vice President of the Company and President, Avon North America in March 1997 and a member of the Board of Directors of the Company effective January 5, 1998. She had been appointed President of the Company's New and Emerging Markets in July 1996 and previously was Senior Vice President, Eastern Europe and during 1993 and 1994 Senior Vice President, Global Product Management. Mrs. Kropf joined the Company in 1971 and held various positions in manufacturing, marketing and product development prior to 1993. Mrs. Kropf is a director of The Mead Corporation and Greenpoint Financial Corporation.
================================================================================

           MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 2000

               REMEDIOS DIAZ OLIVER
               Director of Avon since 1992     Age: 59

               Mrs. Diaz Oliver has been President and Chief Executive Officer of All American Containers, Inc., which is engaged in the sale and distribution of glass, plastic and metal containers and closures, since October 1991. Prior thereto, Mrs. Diaz Oliver founded and was the Chief Executive Officer and President of American International Container, Inc. from 1977 to 1991. Mrs. Diaz Oliver is a director of U.S. West, Inc., Barnett Banks, Inc., Barnett Banks of South Florida, Florida Chamber of Commerce, American Cancer Society, Infants In Need, Jackson Memorial Trauma Center, University of Miami-School of Medicine (Carlos J. Finlay), National Hispanic Leadership Agenda, Linda Ray Center, Women in International Trade and Hamilton Foundation.

--------------------------------------------------------------------------------
               PAULA STERN, Ph.D
               Director of Avon since 1997      Age 52

               Dr. Stern is President of The Stern Group, an economic analysis and trade advisory firm established in 1988. She previously had been with the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman 1984-1986. Dr. Stern is a director of Harcourt General, Wal-Mart Stores, Inc. and Westinghouse Electric Corporation/CBS.
================================================================================

           MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING 1999

               BRENDA C. BARNES
               Director of Avon since 1994    Age: 44

               Ms. Barnes retired at the end of 1997 as President and Chief Executive Officer of Pepsi-Cola North America, where she was responsible for the beverage business in the United States and Canada, including production, sales and distribution. Ms. Barnes previously held sales, marketing and general management positions at Wilson Sporting Goods, Frito-Lay and Pepsi-Cola in her 22 years with PepsiCo. She is a director of Sears & Roebuck, Inc. and is on the Board of Trustees for Augustana College.

--------------------------------------------------------------------------------
                CHARLES S. LOCKE
                Director of Avon since 1986   Age: 69

               Mr. Locke retired in 1994 as Chairman of the Board, Chief Executive Officer and a director of Morton International, Inc., a manufacturer and marketer of specialty chemicals and salt, which was formed in 1989. From 1980 to 1989, Mr. Locke was Chairman of the Board, Chief Executive Officer and a director of its predecessor company, Morton Thiokol, Inc. Mr. Locke is a director of NICOR, Inc. and its subsidiary, Northern Illinois Gas Company, Thiokol Corporation and Whitman Corporation. He was an Avon director from 1980 to 1985 and has served again on the Board since August 1986.

--------------------------------------------------------------------------------
               ANN S. MOORE
               Director of Avon since 1993    Age: 47

               Mrs. Moore was appointed publisher of People Magazine in July 1991 and President in September 1993, assuming executive responsibility for all magazine operations of the Time Inc. weekly. Mrs. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and becoming founding publisher of Sports Illustrated for Kids in 1989. She serves on the boards of a number of non-profit organizations, including Gilda's Club, a social and emotional support community for families with cancer.

--------------------------------------------------------------------------------

               JAMES E. PRESTON
               Director of Avon since 1977   Age: 64

               Mr. Preston was elected Chairman of the Board of the Company in January 1989 and has been Chief Executive Officer of Avon since 1988, holding the additional position of President from that time until November 1993. He joined the Company in 1964. Mr. Preston serves on the boards of The Reader's Digest Association, Inc., Woolworth Corporation and the ARAMARK Corporation. In addition, he serves on the board of The Business Council of New York State, Catalyst, The Salvation Army of Greater New York Advisory Board and the Board of Trustees of Spelman College. Mr. Preston is also a member of the New York City Partnership and Chamber of Commerce. He is Chairman of the World Federation of Direct Selling Associations for a three year term beginning September, 1996. He is a past Chairman of the U.S. Direct Selling Association and the Cosmetic, Toiletry and Fragrance Association and continues to be active in both organizations.

--------------------------------------------------------------------------------

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held eleven meetings in 1997. The Board has the following regular committees: Audit Committee, Compensation Committee, Finance Committee and Nominating and Directors' Activities Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the Board Committees on which he or she served.

     The Audit Committee, composed of Charles S. Locke, as Chair, Richard S. Barton, Remedios Diaz Oliver, Edward T. Fogarty and Paula Stern, met three times in 1997. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the appointment of independent accountants; (ii) reviewing the timing and scope of the independent accountants' audit examination and the related fees; (iii) reviewing the audit results, including any material comments on internal controls or accounting matters by the Company's independent accountants and the Company's responses thereto; (iv) reviewing the periodic comments and recommendations of the Company's independent accountants and the Company's responses thereto; (v) reviewing the scope and effectiveness of internal auditing activities; (vi) reviewing and making recommendations to the Board with respect to material changes in accounting policies and procedures;
(vii) reviewing the procedures designed to assure compliance by Company employees with the Company's policy on standards of business conduct; (viii) reviewing the internal accounting controls with the Company's financial management; (ix) monitoring the Company's compliance with environmental rules and regulations; and (x) meeting with the independent accountants, internal auditors and Company management at least three times per year.

     The Compensation Committee, composed of Brenda C. Barnes, as Chair, Edward
T. Fogarty, George V. Grune, Ann S. Moore and Charles R. Perrin met five times in 1997. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify: (i) reviewing management's recommendations for compensation of officers of the Company and its affiliates and approving such compensation for all senior officers of the Company; (ii) making recommendations to the Board with respect to compensation for any employee of the Company who also is a director of the Company; (iii) reviewing and approving (or recommending to the Board for approval) the adoption, modification or amendment of employee benefit plans; (iv) reviewing and approving (or recommending to the Board for approval) incentive plans for all officers and key employees of the Company, and approving awards under those plans for all senior officers of the Company; (v) reviewing and approving (or recommending to the Board for approval) awards under the Company's 1993 Stock Incentive Plan; (vi) reviewing the existing compensation and benefit plans for employees and making recommendations to the Board with respect to changes where warranted; and (vii) reviewing the Company's management development and succession planning programs.

     The Finance Committee, composed of Stanley C. Gault, as Chair, Richard S. Barton, Remedios Diaz Oliver and Paula Stern met four times in 1997. The responsibilities of the Finance Committee include, in addition to such other duties as the Board may specify: (i) reviewing with management on a regular basis the financial matters of the Company and its subsidiaries, including capital needs, credit ratings, funding activities and investment of surplus funds; (ii) studying proposed actions in connection with financial strategy and procedures and making recommendations to the Board as appropriate; (iii) reviewing the financial terms of proposed acquisitions and sales or other dispositions of divisions or subsidiaries of the Company and making recommendations to the Board as appropriate; (iv) reviewing proposals for and making recommendations to the Board with respect to all offerings of the Company's equity securities; (v) reviewing the funding programs of the Company and providing guidance and general parameters for the Company's debt and lease commitments; (vi) reviewing, approving and recommending Board action with respect to total permitted indebtedness; and (vii) reviewing the management of the Company's employee benefit trust funds.

     The Nominating and Directors' Activities Committee, composed of Ann S. Moore, as Chair, Brenda C. Barnes, George V. Grune and Charles R. Perrin, met five times in 1997. The responsibilities of the Nominating and Directors'

Activities Committee include, in addition to such other duties as the Board may specify, reviewing and making presentations and recommendations to the Board with respect to: (i) Board policies regarding the size and composition of the Board and qualifications for Board membership; (ii) prospective candidates for Board membership; (iii) candidates to fill vacancies on the Board that occur between annual meetings of shareholders;(iv) the slate of nominees for director to be proposed for election by shareholders at annual meetings; (v) the number of Board committees and their composition; and (vi) changes or additions to Board and committee procedures. Shareholders may submit nominations of candidates for election to the Board of Directors. Additional information regarding the shareholder nomination procedure will be provided upon request to the Secretary of the Company.

     Mr. Perrin became Vice Chairman and Chief Operating Officer of the Company effective January 5, 1998 at which time he ceased to be a non-management director and thereafter no longer was a member of any Board Committee.

     Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Effective on and after May 1, 1997, each non-management director receives an Annual Retainer consisting of $25,000 plus an annual grant of shares of the Company's Common Stock having a market value as of the date of grant of approximately $25,000, based on the average mean price of Common Stock as reported on the New York Stock Exchange for the preceding ten trading days. The first such grant was made immediately after the 1997 Annual Meeting of Shareholders with subsequent grants to be made immediately after future Annual Meetings. All shares so granted to a non-management director will be restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and eligible for voting rights similar to all other outstanding shares of Common Stock.

     In addition to the Annual Retainer, each non-management director receives a fee of $1,000 for each special meeting of the Board of Directors and each committee meeting attended, and an annual retainer of $3,000 for acting as Chair of any committee of the Board. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their fees. The value of such deferred fees, depending upon elections made by such director, increase or decrease proportionately with the price of the Common Stock or earn interest at a rate based on the prime rate.

         Also effective as of May 1, 1997, the Retirement Plan for non-management directors was discontinued. Those non-management directors who had participated in that plan prior to that date had the actuarial value of their accrued retirement benefits converted to a one-time grant of the
     Company's Common Stock, restricted as to transfer in the same manner as an Annual Retainer grant.

     In replacement of such plan, each non-management director receives an annual grant of options to purchase 2,000 shares of the Company's Stock, at an exercise price based on the price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant. The first such grant was made immediately after the 1997 Annual Meeting with subsequent grants to be made immediately after future annual Meetings. Each grant of options will have a ten year term as to exercise but the options covered by any one grant may not be exercisable until one year after the date of such grant.

     Adatom, Inc., of which Mr. Barton is Chairman and a principal shareholder, has entered into an agreement with the Company licensing use of its proprietary "electronic catalogue" system for sale of Company products. It is anticipated that Company payments to Adatom in 1998 would be less than $400,000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the following persons served on the Compensation Committee:
Brenda C. Barnes, Edward T. Fogarty, George V. Grune, Ann S. Moore and Charles
R. Perrin. During 1997, Mr. Grune was a director of the Reader's Digest Association, Inc., of which James E. Preston, an executive officer of the Company, has been a director since July 1994.

                               OWNERSHIP OF SHARES

     The following table sets forth certain information as of March 10, 1998 regarding the amount of Common Stock beneficially owned by each director and director nominee of Avon, each named executive (as defined in the introduction to the Summary Compensation Table), all directors and executive officers of Avon as a group and all persons known to Avon who beneficially own more than five percent of the outstanding shares of Common Stock. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

                                                AMOUNT AND NATURE OF    PERCENT
           NAME OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP   OF CLASS
           ------------------------             --------------------  ---------
The Capital Group Companies, Inc. (1) ...........     7,954,200           6.0
Oppenheimer Capital  (2) ........................    16,639,414          12.6
Travelers Group (3) .............................     7,464,207           5.7
Richard S. Barton (4) ...........................         4,322           *
Brenda C. Barnes (4)(5) .........................         8,456           *
Edward T. Fogarty (4) ...........................         5,128           *
Stanley C. Gault (4) ............................        28,062           *
George V. Grune (4) .............................         7,672           *
Andrea Jung (6) .................................       125,282           *
Susan J. Kropf (7) ..............................        85,114           *
Fernando Lezama (8) .............................        73,391           *
Charles S. Locke (4) ............................        11,127           *
Ann S. Moore (4)(5) .............................         6,832           *
Remedios Diaz Oliver (4)(5) .....................         7,338           *
Charles R. Perrin (4)(5) ........................        30,090           *
James E. Preston (9) ............................       858,676           *
Paula Stern (4) .................................         2,626           *
Edwina D. Woodbury (10) .........................        57,038           *
All directors and executive officers
  as a group [20] ...............................     1,279,322(11)       *
-------------

* Indicates less than 1% of the outstanding Shares, inclusive of shares that may be acquired within 60 days of March 10, 1998 through the exercise of stock options

(1) The address of The Capital Group Companies, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(2) The address of Oppenheimer Capital is Oppenheimer Tower, World Financial Center, New York, New York 10281.

(3)  The address of Travelers Group is 388 Greenwich Street, New York, NY 10013.

(4) Includes 426 restricted shares granted to each non-management director as part of his or her 1997 Annual Retainer compensation plus additional restricted shares granted to certain non-management directors upon discontinuance in 1997 of the Directors' Retirement Plan, as follows: Ms. Barnes 2,030 shares, Mr. Barton 1,696 shares, Mrs. Diaz Oliver 2,912 shares, Mr. Fogarty 1,102 shares, Mr. Gault 5,636 shares, Mr. Grune 3,246 shares, Mr. Locke 6,701 shares, Mrs. Moore 2,406 shares and Mr. Perrin 664 shares. For all such restricted shares, the director has sole voting but no investment power. In addition, there is included for each non-management director 2,000 shares which he or she has the right to acquire within 60 days of March 10, 1998 through the exercise of stock options granted May 1, 1997. Mr. Perrin was a non-management director throughout 1997 but ceased to be so upon his election as Vice Chairman and Chief Operating Officer effective January 5, 1998.

(5) Ms. Barnes, Mrs. Moore, Mrs. Diaz Oliver and Mr. Perrin share with their spouses voting and investment power as to these shares.

(6) Includes 50,000 shares as to which Ms. Jung has sole voting but no investment power and 43,316 shares as to which Ms. Jung has the right to acquire within 60 days of March 10, 1998 through the exercise of stock options.

(7) Includes 38,000 shares as to which Ms. Kropf has sole voting but no investment power and 31,314 shares as to which Ms. Kropf has the right to acquire within 60 days of March 10, 1998 through the exercise of stock options.

(8) Includes 25,000 shares as to which Mr. Lezama has sole voting but no investment power and 27,129 shares as to which Mr. Lezama has the right to acquire within 60 days of March 10, 1998 through the exercise of stock options.

(9) Includes 62,040 shares as to which Mr. Preston disclaims beneficial ownership and 750,000 shares which Mr. Preston has a right to acquire within 60 days of March 10, 1998 through the exercise of stock options.

(10) Includes 28,000 shares as to which Ms. Woodbury has sole voting but no investment power and 25,422 shares as to which Ms. Woodbury has a right to acquire within 60 days of March 10, 1998 through the exercise of stock options.

(11) Includes 62,040 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 10,000 shares as to which beneficial ownership was shared with others and 989,283 shares which the directors and executive officers as a group have a right to acquire within 60 days of March 10, 1998 through the exercise of stock options.

            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Avon's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of Avon's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to Avon's Reporting Persons during and with respect to 1997 have been complied with on a timely basis.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors sets and administers the policies which govern annual and long-term executive compensation. The Committee is composed entirely of outside Directors, whose names are listed following this report.

OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAMS

     The Compensation Committee is responsible for the design and implementation of salary and incentive programs for executive officers and other key executives which are consistent with Avon's overall compensation philosophy. Key elements of that philosophy include:

     o Assuring that total compensation levels are competitive with those at peer companies and are commensurate with relative shareholder returns and financial performance.

     o Focusing executives on the financial objectives that support superior total shareholder returns in the form of stock price appreciation and dividends.

     o Emphasizing long-term financial performance and sustained market value creation vs. short-term gains.


     Working with an independent compensation consulting firm, the Company periodically evaluates its key executive positions using internal measures of comparability and relevant peer company market data. In addition, the consulting firm participates with the Committee in the design of the executive compensation program and regularly monitors and reports on performance and pay levels for selected peer companies. These are public companies which compete with Avon in key markets or key channels for customers and executive talent. These companies (the "Peer Companies") are listed in footnote (2) of the performance graph set forth below.

     The total target compensation of executive officers is positioned at the median of the Peer Companies. Performance based pay--annual and long-term incentives--represents a substantial portion of total pay when the Company meets or exceeds aggressive financial and shareholder return objectives.

     The elements of the current compensation program for executive officers and other key employees are further explained below.

BASE SALARY

     The base salaries of executive officers are targeted to the median of the salary levels for comparable officer positions at the Peer Companies. Base salaries otherwise are not linked to specific Company performance objectives.

ANNUAL INCENTIVE PLAN

     Under the annual management incentive plan, cash bonuses range from 0 to 220% of individual target awards which are set as a percentage of salary by individual and by management level. These bonuses are earned based on the degree of attainment of performance objectives recommended by management and approved by the Committee.

     With respect to most executive officers, 1997 awards were principally based on consolidated net income. For 1997 the Company's consolidated net income performance fell below the target objective, but exceeded the minimum threshold objective, resulting in an overall award for most executive officers that was somewhat below 100% of target. Certain executive officers, however, had their awards principally based on operating income and customer growth objectives applied to their particular business unit responsibility, rather than the Company as a whole, and some had a portion of their award based on achievement of individual performance objectives. As a consequence, awards as a percent of individual target levels varied among different executive officers ranging from 0% to 150 %of target.

LONG-TERM INCENTIVE COMPENSATION

     Effective commencing in 1997, the Committee recommended, and the Board of Directors approved, a new Long-Term Incentive Plan ("1997 LTIP"), which plan was approved at the Annual Meeting of Shareholders held May 1, 1997. Approximately 400 executives, including all officers, are eligible to participate in the 1997 LTIP. The purpose of the plan is to tie a substantial portion of the participant's compensation to the long-term financial performance of the Company and to align participants' interests with those of the shareholders providing an equity interest in the Company.

     Awards under this new plan principally consist of two forms of "at risk" compensation, namely stock options and cash based Performance Units. Performance Units will be earned out over the three-year performance period of 1997-1999 with cash awards payable in early 2000.

     The cash value of all Performance Units will be determined immediately following the conclusion of the 1997-1999 performance period and shall be based on the degree to which applicable performance objectives have been attained. The principal performance objective for executive officers consists of cumulative Earnings Per Share ("EPS") objectives for the three year period which are applicable to the Performance Units of all participants. Participants who are with the management of an operating business unit or country unit will have an additional performance objective based on the cumulative operating profit or cumulative pre-tax contribution of the applicable unit or country. The actual cash payment value will be determined by the degree to which objectives have been obtained or exceeded, ranging from 0% to 200% of a target value of $100 per unit.

     Under the 1997 LTIP, non-qualified stock options are granted annually for a term of ten years at 100% of the market price on the date of grant. An option may not be exercised earlier than one year after the grant date and is thereafter exercisable in cumulative annual portions at the rate of one-third of the total shares covered by the grant. The number of options previously granted to a participant are not considered in determining subsequent grants.

DETERMINATION OF CEO COMPENSATION

     The CEO's 1997 compensation package consisted of base salary of $1,000,000 and an annual cash bonus.Mr. Preston's annual bonus for 1997 was largely based on the principal performance objective described above under "Annual Incentive Plan", namely, consolidated net income growth. Accordingly, the Committee approved a bonus award of 60.59% of target, resulting in an award to Mr. Preston of $424,147.

     Since Mr. Preston became Chairman, shareholder returns have out-performed the S&P 500 and the Peer Companies composite. These returns have directly increased the value of all shareholders' investments, as well as the value of Mr. Preston's stock-based awards, thus demonstrating the linkage between his compensation package, approved by this Committee, and overall corporate performance.

     CEO EMPLOYMENT CONTRACT. As discussed below under the caption "Contracts with Executives", the Company entered into an Employment Contract with Mr. Preston effective as of November 1, 1995 ("new contract"), succeeding his prior contract which expired as of that date. In accordance with such new contract, effective in 1997 his annual salary increased to $1,000,000 and his target bonus opportunity to 70%. As amended in 1997 such contract provides, that his salary is to be frozen at that level until May 6, 1999, his anticipated retirement date. In anticipation of his retirement, however, no awards have been made to Mr. Preston under the 1997 LTIP.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

     Pursuant to the 1993 Tax Act, a portion of annual compensation payable to any of the Company's five highest paid executive officers (apart from stock options) may not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. It is anticipated that 1998 compensation payable to one executive officer may be slightly in excess of $1 million, inclusive of performance-based incentive compensation. The Committee has determined that it is in the best interests of the Company that it retain the discretion of providing its senior executive officers with the opportunity of earning appropriate performance-based incentive compensation notwithstanding that a portion thereof may not be eligible for a tax deduction under current Internal Revenue Code laws.

                                            Brenda C. Barnes, Chair
                                            Edward T. Fogarty
                                            George V. Grune
                                            Ann S. Moore

FIVE-YEAR PERFORMANCE GRAPH

     The following indexed line graph indicates the Company's total return to shareholders for each of the five years ended December 31, 1993 through 1997, as compared to total return to shareholders for the Standard & Poor's 500 Composite Index and an industry composite of Avon peer companies (the "Industry Composite"). The common stocks of the Industry Composite companies have been included on a weighted basis to reflect the relative market capitalization of the companies.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                 AVON, S&P 500 INDEX, AND INDUSTRY COMPOSITE(2)






                 [GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]







     Assumes $100 invested on December 31, 1992 in Avon Common Stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 in the year indicated.

                       1992      1993      1994       1995      1996      1997
                       ----      ----      ----       ----      ----      ----
Avon                   $100.0    $ 90.5    $114.8     $149.5    $232.3    $254.7
S&P 500                 100.0     110.0     111.5      153.3     188.4     251.2
Industry Composite      100.0      98.2     112.1      165.1     213.9     312.9

----------

(1)  Total Return assumes reinvestment of dividends.

(2) Industry Composite includes Carter Wallace, Gillette, Johnson & Johnson, Stanhome, Alberto-Culver, Colgate Palmolive, Kimberly-Clark, Bristol Myers Squibb, and Procter & Gamble.

                                TABLES AND PLANS

     This section of the proxy statement discloses fiscal 1997 plan and non-plan compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and, of the Company's other executive officers during fiscal 1997, each of the four persons who were most highly compensated in fiscal 1997 (together, these five persons are sometimes referred to as the "named executives").



                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                    ------------------------------   ------------------------------
                                                                                SECURITIES
                                                           OTHER    RESTRICTED  UNDERLYING LONG-TERM    ALL
                                                          ANNUAL       STOCK     OPTIONS/  INCENTIVE   OTHER
                                   SALARY       BONUS  COMPENSATION   AWARDS       SARS     PAYOUTS COMPENSATION
      NAME AND POSITION    YEAR      ($)        ($)(1)      (2)       ($)(3)        (#)       ($)     ($)(4)
      -----------------    ----     -----      -------   ---------   --------     -------  --------- --------
James E. Preston ......... 1997  1,000,000     424,147                   0       155,530       0      71,970
 Chairman and              1996    610,000     561,556                   0             0   1,514,063  59,166
 Chief Executive Officer   1995    610,000     381,251                   0       780,000       0      56,317

Andrea Jung .............. 1997    380,576     139,930                   0        12,523       0       5,709
 President

Fernando Lezama .......... 1997    332,010     302,422                654,380     29,534       0         0
 Executive Vice President
 and President Latin
 America

Susan J. Kropf ........... 1997    353,803     190,640                   0        10,547       0       5,282
 Executive Vice President
 and President North
 America

Edwina D. Woodbury ....... 1997    332,384     122,734                   0        15,671       0       4,780
 Executive Vice President, 1996    283,913     255,334                316,000     20,000    286,875    5,985
 Business Process          1995    257,754     155,217                   0        12,800       0       3,779
 Redesign

------------

(1) In consideration of a special stock option grant made in 1991, for each of the years 1992-1996, Mr. Preston's annual base salary was frozen at $610,000 and his target annual bonus opportunity limited to 50% of such base salary.

(2) This column would include the value of certain personal benefits only where the value is greater than the lower of $50,000 or 10% of an executive's Salary and Bonus for the year. Such threshold was not exceeded for any of the named executives.

                                              (Footnotes continued on next page)

3) The dollar amount shown equals the number of shares of restricted stock granted, multiplied by stock price on grant date. The following table presents information regarding aggregate holdings of restricted stock at December 31, 1997 for the named executives. Dividends on these shares are paid at the same time as those on the Company's unrestricted stock. In the event of a change of control, all shares of restricted stock would be cashed out. One half of Mr. Lezama's 1997 grant will vest September 1, 1998 and the remainder will vest September 1, 1999.


                               HOLDINGS OF RESTRICTED SHARES AT 12/31/97
                            -----------------------------------------------
                                NUMBER OF                   AGGREGATE MARKET
                               RESTRICTED    TOTAL NUMBER       VALUE OF
                             SHARES GRANTED  OF RESTRICTED  RESTRICTED SHARES
    NAME                     IN FISCAL 1997   SHARES HELD    AT 12/31/97(A)
    ----                    ---------------- -------------- ---------------
    Mr. Preston                     0                0               0
    Ms. Jung ...............        0           10,000         613,750
    Mr. Lezama .............     10,000         10,000         613,750
    Ms. Kropf ..............        0            8,000         491,000
    Ms. Woodbury ...........        0            8,000         491,000
----------

(a) "Market Value" is determined by reference to the per share closing price on December 31, 1997 ($61.375).

(4) The amounts in this column include the following: (i) Company matching contributions to the Employees' Savings and Stock Ownership Plan and/or Deferred Compensation Plan--Mr. Preston, $14,487; Ms. Jung, $5,709; Ms. Kropf, $5,282 and Ms. Woodbury, $4,780; (ii) above-market portion of interest earned on deferred compensation--Mr. Preston $57,483.

OPTION GRANTS

     This table presents information regarding options that may be exercised to purchase shares of the Company's Common Stock.



                          OPTION GRANTS IN FISCAL 1997

                                   INDIVIDUAL GRANTS
                          ---------------------------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES      OPTIONS
                          UNDERLYING    GRANTED TO
                           OPTIONS       EMPLOYEES  EXERCISE                GRANT DATE
                           GRANTED       IN FISCAL   PRICE     EXPIRATION     PRESENT
                           (#)(1)         YEAR(2)    ($/SH)       DATE       VALUES (3)
                          ---------     ---------   --------   ----------   -----------
Mr. Preston .............  155,530        10.9%     $60.50      12/10/07     $3,330,986
Ms. Jung ................   12,523         0.9%      60.50       3/6/07        268,205
Mr. Lezama ..............   10,992         0.8%      60.50       3/6/07        235,416
                            18,542         1.3%      63.125      6/5/07        414,344
Ms. Kropf ...............   10,547         0.7%      60.50       3/6/07        225,885
Ms. Woodbury ............   10,671         0.8%      60.50       3/6/07        228,541
                             5,000         0.3%      63.125      6/5/07        111,731

----------------

(1) The indicated options have a term of 10 years and were granted pursuant to the Company's 1993 Stock Incentive Plan.

(2)  Based on 1,430,319 options granted in fiscal 1997.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: average option term of six years, volatility of 26.88% (calculated monthly over the three preceding calendar years), dividend yield of 2.01% and interest rate of 5.08% (six year Treasury note rate at April 10, 1997). The real value of options in this table depends upon the actual performance rate of the Company's stock during the applicable period and upon when they are exercised.

OPTION EXERCISES AND VALUES

     This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1997 and the value of unexercised options held at December 31, 1997.




AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND 1997 FISCAL YEAR-END OPTION VALUE



                                                      NUMBER OF SECURITIES UNDERLYING      VALUES OF UNEXERCISED IN-THE-MONEY
                        SHARES ACQUIRED    VALUE      UNEXERCISED OPTIONS AT FY-END (#)         OPTIONS AT FY-END ($) (2)
                          ON EXERCISE     REALIZED    --------------------------------    -----------------------------------
  NAME                        (#)          ($) (1)    EXERCISABLE        UNEXERCISABLE    EXERCISABLE           UNEXERCISABLE
  ----                  --------------    --------    -----------        -------------    -----------           -------------
  Mr. Preston ...........   150,000       5,490,749     56,666              848,864         1,901,853             18,937,361
  Ms. Jung ..............         0               0     28,762               28,905           917,074                420,529
  Mr. Lezama ............         0               0     18,133               37,401           594,609                214,434
  Ms. Kropf .............         0               0     18,199               25,482           555,259                385,802
  Ms. Woodbury ..........     4,867         177,646     10,933               33,272           289,030                444,229

----------

(1) Value Realized is calculated as follows: [(Per Share Closing Sale Price on Date of Exercise) -(Per Share Exercise Price)] x Number of Shares for Which the Option was Exercised.

(2) Value of Unexercised, In-the-Money Options at 12/31/97 is calculated as follows: [(Per Share Closing Sale Price on 12/31/97) -(Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing price on 12/31/97 was $61.375.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

     The following table sets forth information concerning cash based long-term incentive awards made during 1997 under the 1997 Long-Term Incentive Plan ("1997 LTIP") to each of the named executives.



                                                                           ESTIMATED FUTURE PAYOUTS
                                             PERFORMANCE OR            UNDER NON-STOCK PRICE-BASED PLANS
                          NUMBER OF SHARES,   OTHER PERIOD      -----------------------------------------------
                           UNITS OR OTHER   UNTIL MATURATION    THRESHOLD            TARGET            MAXIMUM
  NAME                       RIGHTS (#)         OR PAYOUT          ($)                 ($)               ($)
  ----                    ----------------  ----------------    ---------            ------            --------
  Mr. Preston ..............        0                --               --                   --                --
  Ms. Jung .................   12,535           3 years          626,750            1,253,500         2,507,000
  Mr. Lezama ...............    7,305           3 years          365,250              730,500         1,461,000
  Ms. Kropf ................    7,850           3 years          392,500              785,000         1,570,000
  Ms. Woodbury .............    7,240           3 years          362,000              724,000         1,448,000

     Awards under the 1997 LTIP are made in the form of Performance Units, each unit having a payout value of $100 if the performance target is exactly attained, a payout value of $50 per unit if threshold performance is attained and a payout value of $200 if a maximum performance objective is attained or exceeded. Units will have no value if the threshold is not attained.

     Awards were made in early 1997 for the three-year performance period 1997-1999 inclusive. Performance objectives were established at the time initial awards were made and are principally based on a cumulative earnings per share objective for such period. The payout values of units are determined and distributed in cash in early 2000.

                    RETIREMENT, DEATH AND SEVERANCE BENEFITS

     The following table shows the estimated annual retirement allowance for life annuity under the Retirement Plan and the Supplemental Plan (which are defined below) for participants retiring at age 65 whose three-year average compensation and years of service at retirement would be in the classifications shown:



                ESTIMATED ANNUAL RETIREMENT ALLOWANCES AT AGE 65


    AVERAGE OF THREE
     HIGHEST YEARS'                                   YEARS OF CREDITABLE SERVICE
   ANNUAL COMPENSATION                ------------------------------------------------------------
    IN LAST TEN YEARS                    15           20           25           30            35
   -------------------                -------       -------      -------      -------      -------
       $  200,000 ..................   60,000        80,000      100,000      110,000      120,000
          300,000 ..................   90,000       120,000      150,000      165,000      180,000
          400,000 ..................  120,000       160,000      200,000      220,000      240,000
          500,000 ..................  150,000       200,000      250,000      275,000      300,000
          600,000 ..................  180,000       240,000      300,000      330,000      360,000
          700,000 ..................  210,000       280,000      350,000      385,000      420,000
          800,000 ..................  240,000       320,000      400,000      440,000      480,000
          900,000 ..................  270,000       360,000      450,000      495,000      540,000
        1,000,000 ..................  300,000       400,000      500,000      550,000      600,000
        1,100,000 ..................  330,000       440,000      550,000      605,000      660,000
        1,200,000 ..................  360,000       480,000      600,000      660,000      720,000
        1,300,000 ..................  390,000       520,000      650,000      715,000      780,000
        1,400,000 ..................  420,000       560,000      700,000      770,000      840,000
        1,500,000 ..................  450,000       600,000      750,000      825,000      900,000

     As of December 31, 1997, Mr. Preston had an average three year compensation of $1,329,406 and 37 years of creditable service; Ms. Jung had an average three year compensation of $526,505 and 4 years of creditable service; Mrs. Kropf had an average three year compensation of $548,497 and 27 years of creditable service and Ms. Woodbury had an average three year compensation of $480,374 and 20 years of creditable service.

     Benefits under Avon's Employees' Retirement Plan (the "Retirement Plan") are based on the average of a participant's five highest years' compensation during the ten years prior to retirement and the number of years of creditable service, and are offset in part by Social Security benefits. The compensation covered by the Retirement Plan includes base salary, commissions and annual incentive bonuses.

     The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan") will pay to four of the named executives and certain other selected executives a supplemental pension equal to the difference between the annual amount of a pension calculated under the Supplemental Plan and the amount the participant will receive under the Retirement Plan. The pension benefit calculation under the Supplemental Plan is similar to that under the Retirement Plan except that it takes into account a greater percentage of each participant's final average earnings computed on the basis of the three highest years' compensation during the ten years prior to retirement and is not subject to any offset of Social Security benefits or maximum limitation on qualified plan benefits but is subject to offset by the benefits provided under the Retirement Plan. The retirement benefits of Mr. Lezama, who is a resident of Mexico, are not determined by the "Retirement Plan" or the "Supplemental Plan", but rather under separate plans applicable to executives employed in Mexico. Overall his benefits are based on factors that include length of service and compensation earned over his last few years of employment. Based on his 1997 level of compensation, it is estimated that Mr. Lezama's net annual pension benefit, assuming age 60 retirement, would be approximately $125,000 based on the current rate of exchange for Mexican pesos.

CONTRACTS WITH EXECUTIVES

     The Company currently has employment contracts ("Employment Contracts") with four of the named executives, namely Mr. Preston, Ms. Jung, Mrs. Kropf and Ms. Woodbury.

     Mr. Preston is covered by an Employment Contract executed November 1, 1995, amended by a supplemental agreement dated December 10, 1997. As amended, his contract will expire as of May 6, 1999, a date which corresponds to the conclusion of his current three-year term as a Director of the Company. Pursuant to his contract, Mr. Preston will remain employed on a full-time basis as Chairman of the Board until that date. It is anticipated, however, that during 1998, the Board of Directors will elect another executive officer to concurrently serve as the Company's Chief Executive Officer.

     The Employment Contracts provide that if the executive's employment is terminated without cause, the executive generally shall receive a payment equal to the sum of: (i) the present value of the executive's Base Salary for a period equal to two or three years (depending upon the executive's position at the Company); (ii) continuation of benefits for two or three years (depending upon the executive's position at the Company); and (iii) a bonus payment in an amount not to exceed the executive's target annual bonus for the year of termination. Under the terms of the Employment Contracts, such amounts payable upon termination are generally reduced by any amounts payable under the Company's regular Severance Plan.

     The Employment Contracts also provide that upon the executive's actual or constructive termination of employment other than for cause in connection with the occurrence of certain change of control or potential change of control events (as defined in the Employment Contracts), the executive will receive payment of an amount equal to the sum of: (a) up to three years' salary and bonus, (b) the present value of three years' insurance and fringe benefits, and
(c) the cash-out value of all then outstanding stock options, Restricted Shares and the maximum payout value of their 1997 LTIP Performance Units. Assuming an actual or potential change of control had occurred on January 2, 1998 and with termination of the executives immediately thereafter, Mr. Preston would receive $4,143,753; Ms. Jung would receive $1,890,732; Mrs. Kropf would receive $1,898,199 and Ms. Woodbury would receive $1,542,822 plus, the amounts referred to in (b) and (c) above.

     The Employment Contracts also provide for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and for any income and excise taxes incurred in connection with such reimbursement. The actual amount of such reimbursements is difficult to determine due to, among other things, (i) the number of variables involved, such as the price of the Common Stock at relevant times and the circumstances and timing of any termination, and (ii) uncertainties regarding the application of the relevant tax rules.

       PROPOSAL 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the Shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent accountants for the year 1998. Coopers & Lybrand L.L.P. began auditing the accounts of the Company in 1989. If the appointment of Coopers & Lybrand L.L.P. is not ratified by the Shareholders, the Audit Committee will reconsider its recommendation. The Company is informed that no member of Coopers & Lybrand L.L.P. has any direct or any material indirect financial interest in the Company or any of its subsidiaries. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

     With respect to the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants, Shareholders may direct that their votes be cast for or against such proposal, or may abstain, by marking the appropriate box on the proxy card.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1998.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of Avon will be borne by Avon. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated not to exceed $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal that a Shareholder may desire to have included in the Company's proxy material for presentation at the 1999 Annual Meeting must be received by the Company at Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105, Attention: Secretary, on or prior to November 25, 1998.

     Upon the written request of any Shareholder to the Shareholder Relations Department (Attention: Marilyn Reynolds) at the address listed above (telephone number 212-282-5619), the Company will provide without charge a copy of its Annual Report on Form 10-K for 1997, as filed with the Securities and Exchange Commission.

                                         By Order of the Board of Directors

                                         WARD M. MILLER, JR.
                                         Senior Vice President,
                                         General Counsel and Secretary

March 25, 1998
New York, New York

--------------------------------------------------------------------------------
     If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your Shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your Shares.
-------------------------------------------------------------------------------

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:


                               MORROW & CO., INC.
                                909 Third Avenue
                            New York, New York 10022
                                 (212) 754-8000

                          Call Toll-Free 1-800-662-5200

                                     A V O N

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 14 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Industry Composite Index for the period of each of the years commencing December 31, 1992 and ending December 31, 1997, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                              AVON PRODUCTS, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned shareholder of Avon Products, Inc. (the "Company") hereby constitutes and appoints Ward M. Miller, Jr., C. Richard Mathews and Martin
P H. Michael, and each of them, as true and lawful attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to
R vote and act with respect to all shares of the Company's Common Stock, par value $.25 per share (the "Shares"), the undersigned could vote, and with
O all powers the undersigned would possess, if personally present, at the Annual Meeting of Shareholders of the Company to be held on May 7, 1998,
X    and at any adjournments or postponements thereof (the "Annual Meeting").

Y IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, SUCH SHARES WILL BE VOTED FOR PROPOSAL 1 AND 2 (THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW). FOR PROPOSAL NO. 3 AND, IN THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2001: RICHARD S. BARTON, EDWARD T. FOGARTY, GEORGE V. GRUNE AND
               CHARLES R. PERRIN

CLASS OF 2000: STANLEY C. GAULT, ANDREA JUNG AND SUSAN J. KROPF

Instruction for Cumulative Voting for each class listed above: Unless otherwise specified in the space provided below, this proxy shall authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2001 listed above, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                    SEE REVERSE
                                                                       SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                     AVON

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1998
                                   10:00 A.M.
                                 THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1. Proposal 1
   Election of Directors to the Class of 2001 (see reverse).

     [ ] FOR    [ ] WITHHELD
---------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2000, write the name(s) of such nominee(s) in the space provided above.

2. Proposal 2
   Election of Directors to the Class of 2000 (see reverse)

     [ ] FOR  [ ] WITHHELD

---------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2001, write the name(s) of such nominee(s) in the space provided above.


3. Proposal 3
   Ratification of the appointment of Coopers & Lybrand as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY!

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

              ---------------------------------------------------

              ---------------------------------------------------
              SIGNATURE(S)                DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1998.

                               AVON PRODUCTS, INC.
                   EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN
                     CONFIDENTIAL VOTING INSTRUCTIONS CARD

To: Chase Manhattan Bank, N.A. as Trustee (the "Trustee") under the Avon
    Products, Inc. Employee Savings and Stock Ownership Plan (the "Avon Savings Plan").

     THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AVON PRODUCTS, INC. (THE "COMPANY").

     The undersigned, as a participant in the Avon Savings Plan, hereby directs
P    Chase Manhattan Bank, N.A., as Trustee, to appoint Ward M. Miller, Jr.,
     C. Richard Mathews and Martin H. Michael, and each of them, with full power
R of substitution and resubstitution, to vote and act with respect to all shares of the Company's Common Stock, par value $.25 per share (the
O "Shares"), credited to the undersigned's Savings Plan account, at the Annual Meeting of Shareholders of the Company to be held on May 7, 1998,
X    and at any adjournments or postponements thereof (the "Annual Meeting").

Y The Avon Savings Plan provides that participants may instruct the Trustee as to the manner in which the Avon Shares held by it for their accounts shall be voted at Shareholders' meetings. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting is being provided to you by the Trustee under the Avon Savings Plan. In order to instruct the Trustee in the voting of your Avon Savings Plan shares, you must fill in the reverse side of this Confidential Voting Instructions Card, and date, sign and return the card to the Trustee in the enclosed envelope so that it is received by May 1, 1998.

     Unless your card is received by May 1, 1998, and unless you have specified your directions, your shares cannot be voted by the Trustee. Please date and sign on the reverse side.

                       NOMINEES FOR ELECTION AS DIRECTORS

CLASS OF 2001: RICHARD S. BARTON, EDWARD T FOGARTY, GEORGE V. GRUNE AND
               CHARLES R. PERRIN

CLASS OF 2000: STANLEY C. GAULT, ANDREA JUNG AND SUSAN J. KROPF

Instruction for Cumulative Voting for each class listed above: Unless otherwise specified in the space provided below, these voting instructions shall authorize the Trustee to authorize the proxies listed above to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for the Class of 2001 listed above and separately for the Class of 2000 listed above, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to each such class of Avon's Board of Directors. To specify a method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                     AVON

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1998
                                   10:00 A.M.
                                 THE GRAND SALON
                               AT THE ESSEX HOUSE
                             160 CENTRAL PARK SOUTH
                               NEW YORK, NEW YORK

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1. Proposal 1
   Election of Directors to the Class of 2001 (see reverse).

     [ ] FOR    [ ] WITHHELD

------------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2001, write the name(s) of such nominee(s) in the space provided above.

2. Proposal 2
   Election of Directors to the Class of 2000 (see reverse)

     [ ] FOR  [ ] WITHHELD

------------------------------------------------------------------------------
To withhold authority for any nominee(s) for the Class of 2000, write the name(s) of such nominee(s) in the space provided above.

3. Proposal 3
   Ratification of the appointment of Coopers & Lybrand as Avon's independent accountants.

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                PLEASE SIGN, DATE AND MAIL YOUR INSTRUCTIONS PROMPTLY!

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

              ---------------------------------------------------

              ---------------------------------------------------
              SIGNATURE(S)                DATE

THIS PROXY REVOKES ALL PRIOR DATED PROXIES. THE SIGNER HEREBY ACKNOWLEDGES RECEIPT OF AVON'S PROXY STATEMENT DATED MARCH 25, 1998.